EXHIBIT 10.3

SECOND AMENDMENT
TO
THIRD AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
MODIV OPERATING PARTNERSHIP, LP

Dated as of December 21, 2022

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF MODIV OPERATING PARTNERSHIP, LP (this “Amendment”), dated as of December 21, 2022, is entered into by MODIV INC., a Maryland corporation, as general partner (the “General Partner”) of MODIV OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Partnership”), for itself and on behalf of the Limited Partners of the Partnership.

WHEREAS, the Third Amended and Restated Limited Partnership Agreement of the Partnership was entered into effective as of February 1, 2021 and amended on September 15, 2021 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”);

WHEREAS, pursuant to Article 11 of the Partnership Agreement, the General Partner may amend the Partnership Agreement, without the consent of the limited partners of the Partnership, for any reason provided that such amendment does not adversely impact the rights, privileges and preferences of the Class M Units (as defined in the Partnership Agreement), Class P Units (as defined in the Partnership Agreement) or Class R Units (as defined in the Partnership Agreement) or otherwise fall into one of the categories enumerated in clauses (a) through (d) of Article 11 of the Partnership Agreement;

WHEREAS, outside legal counsel to the General Partner and the Partnership has recommended that the Partnership Agreement be amended to correct certain scrivener’s errors and to clarify certain terminology included in Exhibit F of the Partnership Agreement which changes do not adversely impact the rights, privileges and preferences of the Class M Units, Class P Units or Class R Units and which do not otherwise require the consent of the Limited Partners (as defined in the Partnership Agreement); and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Article 11 of the Partnership Agreement, and as authorized by the unanimous written consent, dated as of December 21, 2022, of the Board of Directors of the General Partner, the General Partner desires to amend the Partnership Agreement by amending and restating Exhibit F to the Partnership Agreement in its entirety to correct certain scrivener’s errors and clarify certain terminology.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.Exhibit F to the Partnership Agreement is hereby deleted in its entirety and a new Exhibit F, in the form attached hereto as Annex A, is hereby inserted in its place.

2.Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement. This Amendment has been authorized by the General Partner pursuant to Article 11 of the Partnership Agreement and does not require execution by any Limited Partner or any other Person.

3.Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT 10.3
IN WITNESS WHEREOF, the undersigned has executed this Second Amendment as of the date first set forth above.

GENERAL PARTNER:

MODIV INC.

By:
Name: Raymond J. Pacini
Title: Executive Vice President, Chief Financial Officer, Secretary and Treasurer

[Signature Page to Second Amendment to Third Amended and Restated Limited Partnership Agreement]

EXHIBIT 10.3
ANNEX A

EXHIBIT F

DESCRIPTION OF CLASS R UNITS

In accordance with Section 4.2(a)(i) of the Agreement, the Partnership has issued the Class R Units as consideration for services provided by the Key Employees and other Employees to the Partnership. The initial number of Class R Units shall be 360,000 (which reflects adjustment for Modiv Inc.’s 1:3 reverse stock split on February 1, 2021).
The Class R Units shall have the following terms, rights and restrictions (all references to the “Partnership” shall refer to Modiv Operating Partnership, LP, and all section references shall refer to the applicable section reference in the Third Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership, LP, as amended (the “Agreement”), and all defined terms shall have the meaning set forth in the Agreement):
1.Limits on Transfer and Exchange. Notwithstanding anything to the contrary contained in this Agreement, no Key Employee, Employee, Limited Partner, the General Partner nor the Partnership shall be permitted to transfer, convert or exchange the Class R Units until (i) March 31, 2024 or (ii) the date of such Employee’s involuntary termination “without cause” (or “Involuntary Termination” as such term is defined in the relevant Key Employee’s (or his or her Affiliate’s, as applicable) or other Employee’s restricted unit award agreement) (clauses (i) and (ii) collectively, the “Class R Lock Up Period”), or later.
2.No Distribution Rights and No Profit or Loss Allocations. The Class R Units are Partnership Units having all of the rights, title and interests granted to Partnership Units in the Agreement (as modified by this Exhibit F), provided, however, that the Class R Units are not entitled to (i) the distributions set forth in Article 5 of the Agreement (excluding any tax distributions made pursuant to Article 5); (ii) the allocation of any Profit or Loss of the Partnership, (iii) any Exchange Right set forth in Section 8.4 of the Agreement or (iv) voting rights other than as expressly provided for in this Exhibit F. The Class C Units issued in connection with any voluntary, involuntary or mandatory conversion of the Class R Units into Class C Units will have all of the rights, title and interests granted to the Class C Units as set forth in the Agreement, including the right to cash distributions, the allocation of Profit or Loss, an Exchange Right and voting rights as set forth in the Agreement.
3.No Voting Rights. The Class R Units shall have no voting or consent rights. Notwithstanding anything to the contrary contained in this Agreement, the approval of the holders of Class R Units shall be required for any amendment to the Agreement that adversely impacts the terms, rights and obligations of the Class R Units as set forth herein.
4.Voluntary Conversion of Class R Units. Subject to the provisions of this Exhibit F, each Class R Unit shall be convertible, at the option of the holder thereof, at any time following the Class R Lock Up Period, and without the payment of additional consideration by the holder thereof, into Class C Units of the Partnership initially on a 1:1 basis (the “Class R Conversion Ratio”) on the Specified Exchange Date; provided, however, that the Class R Conversion Ratio shall be increased to 1:2.5 (which reflects adjustment for the 1:3 reverse stock split on February 1, 2021) if, for the year ending December 31, 2023, funds from operations (“FFO”) divided by the weighted average number of fully diluted shares outstanding for the year, inclusive of all previously issued Class P OP units, Class M OP units and Class R Units at the initial Class R Conversion Ratio, equals or exceeds $1.05 per share. The conversion right shall be exercised pursuant to a Notice of Conversion delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the conversion right (the “Converting Partner”); provided, further, that no holder of Class R Units may deliver more than two (2) Notices of Conversion during each calendar year. A Limited Partner may not exercise the conversion right for less than 1,000 Class R Units or, if such Limited Partner holds less than 1,000 Class R Units, all of the Class R Units held by such Partner. The Converting Partner shall have no right, with respect to any Class R Units so exchanged, to receive any distribution paid with respect to the Class C Units into which such Class R Units convert if the record date for such distribution is prior to the Specified Exchange Date.

EXHIBIT 10.3
5.Adjustments to Units. If at any time or from time to time after the date of this Agreement, the Class C Units issuable upon the conversion of the Class R Units are changed into the same or a different number of units of any class or classes of units, whether by recapitalization, reclassification, merger, consolidation or otherwise, then following such recapitalization, reclassification, merger, consolidation or other change, each Class R Unit shall thereafter be convertible in lieu of the Class C Units into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the units of that number of Class C Units issuable upon conversion of such Class R Units immediately prior to such recapitalization, reclassification, merger, consolidation or other change would have been entitled to receive pursuant to such event, subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5, with respect to the rights of the holders of Class R Units after the capital reorganization to the end that the provisions of this Section 5 (including the number of Class C Units issuable upon conversion of the Class R Units) shall be applicable after that event and be as nearly equivalent as practicable.
6.Mandatory Conversion of Class R Units. The Class R Units shall be automatically and mandatorily converted into Class C Units on March 31, 2024 (the “Mandatory Conversion Date”) at the then-applicable Class R Conversion Ratio.
7.Capital Account. Each Partner holding Class R Units shall have an initial Capital Account.
8.Profits Interest. Absent a contrary determination (i) by a court or other final tax authority or (ii) by the General Partner following the date hereof based on a change in law governing the taxation of any interest in the Partnership issued in connection with the performance of services for or for the benefit of the Partnership, (A) the Partnership and each Partner shall treat each Class R Unit as a ‘‘profits interest’’ within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, as clarified by Rev. Proc. 2001-43, 2001-34 IRB 191; (B) the Partnership and each Partner shall treat each Partner holding Class R Units as the owner of such Units from the date such Class R Units are granted until such Class R Units are forfeited or otherwise disposed of; (iii) the Partnership and each Partner agree not to claim a deduction (as wages, compensation or otherwise) for any value attributable to any Class R Units either upon grant or vesting of the Class R Units; and (iv) the holder of Class R Units agrees not to transfer or otherwise dispose of such Units within two (2) years of the date such Units are granted (for avoidance of doubt, a conversion of the Class R Units into Class C Units shall not be considered a transfer or disposition for purposes of this Section 8).
9.Special Allocation. Notwithstanding the provisions of Article 5 of the Agreement, Liquidating Gain first shall be allocated to the Partners holding Class M Units, Class P Units and Class R Units with respect to their converted Class M Units, Class P Units or Class R Units to the extent attributable to the appreciation in the value of the Partnership assets after the date of issuance of such units. As a result of the special allocation, it is intended that the Section 704(b) capital account attributable to the converted Class R Units shall be equal to the Section 704(b) capital account for each Class C Unit issued and outstanding as of the date of the conversion on a pro rata basis.
10.Rights upon Liquidation. Notwithstanding any provision of this Agreement to the contrary, if, after the conversion of any Class R Unit into a Class C Unit, the Liquidating Gain from a sale, exchange, merger, liquidation or other transaction (each a “Capital Event”) is insufficient to cause the converted Class R Unit to receive an amount of cash or property (at minimum) equal to the liquidation right for Class C Unit on a unit by unit basis, the parties hereby acknowledge and agree that each such unit shall nevertheless receive an amount equal to the liquidation right for Class C Unit on a unit by unit basis, for each converted Class R Unit (the “Class R Unit Liquidation Amount”). Upon the actual liquidation of the Partnership, the cash payment of the Class R Unit Liquidation Amount shall be treated as (1) a liquidation distribution from the Partnership to the extent of the section 704(b) capital account attributable to the converted Class R Units and (2) a guaranteed payment for U.S. federal income tax purposes for the excess of the Class R Unit Liquidation Amount in cash over the Section 704(b) capital account balance for each Partner holding such converted Class R Unit. For avoidance of doubt, the Class R Units are subject to all of the terms and conditions set forth in this Exhibit F prior to conversion and are not entitled to any liquidation right until conversion.

EXHIBIT 10.3
11.Survival and Waiver of Conversion Discount. Notwithstanding any provision to the contrary contained in this Agreement, the rights and privileges of each Partner holding Class R Units shall survive on the same terms and conditions as the rights and privileges of each Partner holding Class M Units in accordance with Section 12 of Exhibit C of the Third Amended and Restated Limited Partnership Agreement.
12.Amendment. Notwithstanding the provisions in Article 11 of this Agreement or any other provision of this Agreement to the contrary, no change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Exhibit F or any of its provisions, nor any representation, promise or condition herein, in each case that adversely impacts the rights, privileges and preferences of the Class R Units, will be binding upon any party unless made in writing and signed by a majority of the Partners holding Class R Units.
13.Applicability of the Agreement. To the extent not inconsistent with the terms set forth in this Exhibit F, the Class R Units are subject to the terms of this Agreement which apply to Limited Partnership Interests and Partnership Units generally. All defined terms not otherwise defined herein shall have the definitions set forth in this Agreement.
14.Vesting Schedule of Time-Based Class R Units in the Event of Termination Without Cause. The vesting schedule of time-based Class R Units in the event of termination of employment “without cause” (as such term is defined in the relevant Key Employee’s (or his or her Affiliate’s, as applicable) or other Employee’s restricted unit agreement) is as follows:

If Terminated Without Cause (based on 1/25/21 Grant Date)	Percentage of Time-Based Awards That Vest
Before 12/31/21	0%
Before 9/30/22 and on or after 12/31/21	30%
Before 9/30/23 and on or after 9/30/22	60%
On or after 9/30/23	100%

15.Change of control. Notwithstanding any provision to the contrary contained in the Third Amended and Restated Limited Partnership Agreement, the rights and privileges of each Partner holding Class R Units shall survive any “Change of Control” of the Partnership or the General Partner. For purposes of the Third Amended and Restated Partnership Agreement, a “Change of Control” of the Partnership or the General Partner, as the case may be (the “Relevant Entity”), shall mean and include any of the following:
(i)a merger or consolidation of the Relevant Entity with or into any other business entity (except one in which the holders of capital stock or other equity interests of the Relevant Entity immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote of the surviving entity); or
(ii)the acquisition by any person or any group of persons (other than the Relevant Entity or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares/units of the Relevant Entity’s equity interests as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the shares/units of the Relevant Entity.
(iii)Upon (i) a Change of Control, or a sale, lease, exchange or other transfer of all or substantially all of the Partnership’s assets, or (ii) any liquidation, dissolution or winding up of the Partnership (whether voluntary or involuntary) after the date of grant and before the Mandatory Conversion Date, the restrictions on any Class R Units that have not become unrestricted pursuant to

EXHIBIT 10.3
Section 14 hereof shall lapse and the mandatory conversion of the Class R Units shall be accelerated, and the Mandatory Conversion Date shall be treated as the date that is one business day prior to the closing (or the effectuation) of the relevant transaction.
(iv)Notwithstanding any provision to the contrary contained in the Partnership Agreement, upon the occurrence of any transaction contemplated by Section 11 of the Third Amended and Restated Limited Partnership Agreement, the General Partner hereby agrees to use its commercially reasonable efforts to consult with the Partners holding Class R Units (with the Chief Executive Officer of Modiv Inc. as a representative thereof) regarding any change in the conversion ratio applicable to the relevant transaction and shall also consider, in consultation with the Chief Executive Officer of Modiv Inc., improving, and shall have the power and discretion to improve, for the benefit of the Class R Units, the Class R Conversion Ratio, subject to preservation of attorney-client privilege held by the Partnership and compliance with all third party confidentiality obligations, in each case as determined by the General Partner in the exercise of sound business judgment.

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